GLASS LEADER AGC AUTOMOTIVE EUROPE ANNOUNCES PRODUCTION OF LARGEST
SPD-SMARTGLASS WONDERLITE SUNROOF FOR MERCEDES-MAYBACH S600
TO BOOST ITS INNOVATION STRATEGY

Woodbury, New York – March 19, 2015. AGC Automotive Europe is now supplying the sliding version of its light control glass roof, available as the MAGIC SKY CONTROL option, on the prestigious Mercedes-Maybach S600. Thanks to WONDERLITE™ SPD-SmartGlass technology, this laminated roof can be switched from transparent to dark blue at the touch of a button.

As noted by AGC Europe in their press release, this panoramic roof is the largest in its category, and is the first SPD-SmartGlass roof to be offered as a sliding roof. The WONDERLITE sliding roof has a total area of 1.7 m² (18.3 square feet) of SPD-SmartGlass compared with 1.3 m² (14 square feet) for the fixed version, also produced by AGC Automotive Europe for use on the Mercedes-Benz S-Class Coupe. The S-Class Coupe roof itself is nearly three times larger than any comparable product on the market, and the total surface area of the new Maybach roof is almost 30% larger than that.

The benefits of the large panoramic WONDERLITE SPD-SmartGlass roof for the Maybach were highlighted in the AGC press release and include:

●	The exclusive sensation of opening to the outside, whatever the weather conditions
●	Making the driving environment considerably brighter
●	Full time protection from infrared radiation, directly reducing the need for air-conditioning, and thus lowering fuel consumption and CO2 emissions
●	Full time protection from UV radiation, helping to protect against sunburn and other skin damage, and to prevent fading of the vehicle interior.

Use of SPD-SmartGlass significantly reduces the temperature inside of passenger cars while saving energy. Based on the latest advancements in patented SPD-SmartGlass technology licensed by AGC from Research Frontiers, AGC notes: "...the WONDERLITE glass roof directly serves the ambition of offering maximum comfort to passengers in all new luxury models." According to Jean-Marc Meunier, General Manager of AGC Automotive Europe, “This innovation reinforces the group’s ambition and capacity to develop glass products with high added value for its automotive customers.”

The MAGIC SKY CONTROL feature uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays regardless of whether the glass is in its clear or tinted state, helping keep the cabin cooler, and protecting passengers and interiors. These benefits become even more important when a car uses large surface areas of glass, such as the panoramic roofs on the new S-Class, especially in warm climates.

SPD-Smart technology has proven itself in many aspects, from durability and performance, to sales. MAGIC SKY CONTROL is now in use on tens of thousands of Mercedes-Benz cars around the world. Before putting cars into serial production, Mercedes-Benz put the MAGIC SKY CONTROL roof using SPD-SmartGlass technology through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia and the blistering desert heat of Death Valley, California.

Pictures in high resolution are available from within the AGC press release, and please also enjoy AGC's promotional video on WONDERLITE.

About AGC

Based in Louvain-la-Neuve (Belgium), AGC Automotive Europe is a member of AGC Glass Europe, which in turn is the European branch of AGC Group. The AGC Group, with Tokyo-based Asahi Glass Co., Ltd. at its core, is a world-leading supplier of flat, automotive and display glass, chemicals and other high-tech materials and components. AGC Automotive Europe specializes in production of windows (OEM and replacement) for vehicle manufacturers. It also provides ready-to-assemble systems (fixation devices), higher value added functional systems (antennas, sensors, heating elements) and enhanced property glazing (improved thermal, sound and vision comfort).

For more information go to: http://www.agc-automotive.com (automotive glass), http://www.agc-glass.eu (corporate site) or http://www.yourglass.com (glass for the construction industry).

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, Linked-In and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. “WONDERLITE” is a trademark of Asahi Glass Company. MAGIC SKY CONTROL, Mercedes-Benz, and model designation S-Class, S-Class Coupe and Maybach are trademarks of Daimler A.G.

For further information, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com